UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 8, 2008 (May 7, 2008)

GENERAL DYNAMICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-3671	13-1673581
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2941 Fairview Park Drive, Suite 100, Falls Church, Virginia	22042-4513
(Address of Principal Executive Offices)	(Zip Code)

(703) 876-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

On May 7, 2008, General Dynamics announced that Nicholas D. Chabraja, the company’s chairman and chief executive officer, has advised the board of directors that, consistent with his employment agreement, he will step down as chief executive officer on June 30, 2009. Mr. Chabraja will continue with the company as chairman of the board through the annual meeting of shareholders in May 2010.

On May 7, 2008, the board also announced that Jay L. Johnson, currently a member of the board of directors of General Dynamics and chief executive officer of Dominion Virginia Power, will become vice chairman of the board and an executive officer of the company on September 2, 2008. He will become chief executive officer on July 1, 2009, following Mr. Chabraja’s retirement from that position. A copy of the press release announcing Mr. Johnson’s election is attached hereto as Exhibit 99.1.

Jay L. Johnson, 61, has been chief executive officer of Dominion Virginia Power, one of the nation’s 10 largest investor-owned electric utilities, since 2007 and executive vice president of Dominion Resources, Inc. since 2002. He served as president and chief executive officer of Dominion Delivery from 2002 to 2007 and a senior vice president of Dominion Energy, Inc. from 2000 to 2002. Prior to joining Dominion, Mr. Johnson had a distinguished career as an officer in the U.S. Navy. He retired as an Admiral in July 2000 after serving as Chief of Naval Operations. Johnson is a 1968 graduate of the U.S. Naval Academy.

Pursuant to an offer letter between the company and Mr. Johnson, he will receive an initial base salary of $845,000. He will also be eligible to participate in the company’s benefit programs generally available to executive officers of the company. Beginning in 2009, he will be eligible to receive a bonus and long-term equity grant in accordance with the terms of the company’s executive compensation program. Any cash bonus awarded to Mr. Johnson in March 2009 for 2008 performance will be pro-rated based on the number of days he is employed by the company during 2008.

Mr. Johnson will receive an initial grant of shares of restricted stock and options to purchase shares of common stock of the company to offset the loss of his Dominion pension benefit and the forfeiture of shares of restricted stock. The grant date value of this initial equity grant will be $2,600,000 to offset the pension benefit loss plus an amount equal to the number of shares of restricted stock of Dominion forfeited by Mr. Johnson on his termination of employment with Dominion times the fair market value (average of the high and low stock price) of Dominion common stock on the date of forfeiture. The restricted stock and stock options will be granted at fair market value on the first trading day following the commencement of Mr. Johnson’s employment and will be subject to the terms and conditions set forth in the company’s equity compensation plan applicable to all plan participants.

Mr. Johnson will be subject to the company’s stock ownership guidelines for corporate officers of the company. Pursuant to these guidelines, he will be precluded from selling shares of company common stock until he owns outright shares of common stock with a market value worth 10 times his base salary.

The company will enter into a severance protection agreement with Mr. Johnson effective September 2, 2008. The company has entered into similar severance protection agreements with other executive officers and key employees. The agreement will provide that Mr. Johnson is entitled to payments and benefits if, within 24 months after a change of control of the company, he terminates his employment for good reason or the company terminates his employment without cause. Generally, these benefits will include payment of all accrued compensation, a pro-rata bonus, a severance payment equal to 2.99 times his annual salary and bonus, continuation of medical, dental, life insurance and disability benefits for 36 months, an additional 36 months service credit for purposes of qualifying for post-retirement health and welfare benefits, outplacement services for a period not to exceed 12 months, and reimbursement for tax and financial services.

Exhibit 9.01 Financial Statements and Exhibits

(d) Exhibits (furnished only)

99.1	General Dynamics press release dated May 7, 2008, regarding Mr. Johnson’s election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL DYNAMICS CORPORATION

By	/s/ John W. Schwartz
John W. Schwartz Vice President and Controller (Authorized Officer and Chief Accounting Officer)

Dated: May 8, 2008